Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44430, 333-81504, 333-152810, 333-160938, and 333-163836 on Forms S-8 of our reports dated June 3, 2011, relating to the consolidated financial statements of OPNET Technologies, Inc. and its subsidiaries and the effectiveness of OPNET Technologies, Inc. and its subsidiaries’ internal control over financial reporting, appearing in this annual report on Form 10-K of OPNET Technologies, Inc. for the year ended March 31, 2011.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

June 3, 2011